Exhibit 23.4

Mazars USA LLP 501 Office Center Drive Suite 300 Fort Washington, Pennsylvania 19034 Tel: 215.259.100 www.mazars.us

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form S-1 to be filed on or about January 27, 2021, of our report dated March 16, 2020, related to the financial statements of Southwestern Montana Financial Center, Inc. as of and for the years ended December 31, 2018 and 2017, which appears in this Registration Statement of Reliance Global Group, Inc. We also consent to the reference to our Firm under the caption “Experts” in this Amendment No. 3 to Form S-1.

/s/ Mazars USA LLP
Fort Washington, Pennsylvania
January 27, 2021

Mazars USA LLP is an independent member firm of Mazars Group.